Exhibit 99.1


                   ADDVANTAGE TECHNOLOGIES GROUP, INC. ANNOUNCES
                 FINANCIAL RESULTS FOR SECOND QUARTER FISCAL 2005

     Broken Arrow, Oklahoma, April 28, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), a Master Stocking Distributor for Scientific-Atlanta and Motorola broadband and transmission products, today announced its financial results for its second fiscal quarter that ended March 31, 2005.

     For the second quarter of 2005, the Company reported net sales of $9.9 million compared to $11.7 million for the same period in fiscal 2004. Net income attributable to common stock for the second quarter was $878,000, or $0.09 per diluted share, compared to $1.2 million, or $0.11 per diluted share, for the same period in fiscal 2004.

     Net revenues for the first two quarters of fiscal 2005 totaled $22.2 million compared to $22.9 million for the same period in fiscal 2004. Net income attributable to common stock for the first two quarters of fiscal 2005 was $2.2 million, or $0.22 per diluted share, compared to $2.3 million, or $0.21 per diluted share, for the same period in fiscal 2004.

     Ken Chymiak, President and CEO, commented, "Market conditions were particularly challenging in the second quarter as a result of the weather and the timing of orders. Also, the larger Multiple System Operators ("MSOs") are assessing their strategic capital spending."

     "The second quarter was the first time in 11 quarters that our revenues had not increased over the same period of the prior year." said David Chymiak, Chairman. "To achieve our stated goals, we are actively searching for viable acquisition candidates and working with our channel partners to acquire more exclusive product lines."

     ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS Industries is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

                                ADDvantage Technologies Group, Inc.
                                     Statements of Operations
                                           (Unaudited)



                            Three Months Ended            Six Months Ended
                                 March 31,                     March 31,
                            2005          2004            2005         2004
                            ----          ----            ----         ----

Revenues                $ 9,894,886   $11,654,041     $22,156,011   $22,946,541

Operating Income        $ 1,874,275   $ 2,420,755     $ 4,363,116   $ 4,654,678

Net Income              $ 1,088,238   $ 1,523,626     $ 2,602,925   $ 2,916,796

Net Income Attributable
  to Common Stock       $   878,238   $ 1,213,626     $ 2,182,925   $ 2,296,796

Net Income Per Share
  of Common Stock
      Basic             $      0.09   $      0.12     $      0.22   $      0.23
      Diluted           $      0.09   $      0.11     $      0.22   $      0.21

Shares Used in Computing
  Net Income Per Share:
      Basic              10,065,128    10,035,613      10,063,441    10,023,463
      Diluted            10,117,578    12,107,469      10,117,972    12,095,451



Company Contact:   Ken Chymiak   (9l8) 25l-2887
                   David Chymiak (9l8) 25l-2887
                   Dee Cooper    (9l8) 25l-9l2l